NON-EXCLUSIVE DISTRIBUTION AGREEMENT

         This Agreement (the "Agreement") effective as of January 1, 1995 is between NEW DIMENSIONS IN MEDICINE, INC., a Delaware corporation with offices at 3040 East River Road, Dayton, Ohio 45439 ("Supplier") and BAXTER HEALTHCARE CORPORATION, a Delaware corporation, with offices at One Baxter Parkway, Deerfield, Illinois 60015 ("Baxter").

         WHEREAS, Supplier and Baxter entered into a Distribution Agreement effective October 31, 1989 (the "Original Agreement"); and

         WHEREAS, Supplier and Baxter amended and restated the Original Agreement in an Amended and Restated Distribution Agreement dated January 1, 1992 (the "Amended Distribution Agreement") which Amended Distribution Agreement expires December 31, 1994; and

         WHEREAS, Supplier and Baxter desire to enter into a new Non-exclusive Distribution Agreement.

         NOW, THEREFORE, Supplier and Baxter agree as follows:

         SECTION 1.   PRODUCTS

         a. The products covered by this Agreement are those products and accessories manufactured and/or distributed by Supplier set forth in Schedules A and B (which are incorporated herein), together with the parts and components necessary for the repair and replacement thereof, and all modifications and improvements pertaining to such products, accessories and components, all of which are hereinafter referred to as "Products." However, Supplier reserves the right to change, enhance or discontinue the products it Supplies to Baxter under this Non-Exclusive Distribution Agreement. "Products" include, but are not limited to, "Best Value Products."

         b. "Best Value Products" are those electrodes, cables and leadwires sold by Baxter under this Agreement and set forth in Schedule B. The products identified on Schedule B are a subset of those identified on Schedule A.

         c.       "Acute  Care   Hospitals"   means  acute  care  hospitals  and
                  surgicenters whose products are purchased through an acute care hospital's materials management function.

         SECTION 2.        GRANT OF DISTRIBUTORSHIP

         Supplier hereby grants to Baxter the non-exclusive right to sell and distribute the Products throughout the Territory and Baxter accepts such grant for the term and on the conditions stated in this Agreement. The term "Territory" shall mean the United States of America, but excluding its territories and possessions.

         SECTION 3.         EXCLUDED BUSINESS

         The following shall be excluded in all respects from this Agreement:

         a. Sales by Baxter Custom Steriles packing business to the hospital market;

         b.       All sales by Baxter's Specialized Distribution Division.

         SECTION 4.        TERM AND RENEWAL

         The initial term of this Agreement shall be for two (2) years, beginning January 1, 1995 and ending December 31, 1996. Thereafter, this Agreement shall be automatically renewed for additional 3 successive terms of one (1) year each, unless and until either party terminates this Agreement, with or without cause, effective the end of the initial term or any renewal term upon ninety (90) days prior written notice.

         SECTION 5.        PRICING, COMMISSIONS AND REBATE

         a. Supplier shall sell the Products described in Schedule A hereto at the currently existing initial invoice prices in effect on 1/1/95 (the "Supplier Sale Prices"), provided that Supplier may, upon ninety (90) days' written notice to Baxter, adjust the Supplier Sales Prices for such Products, and provided that such modifications may not be made more than once in any calendar year and shall be made effective on January 1 of each year.

         b. Supplier shall sell the Best Value Products described in Schedule B hereto for the currently existing initial invoice prices. For each Best Value Product the following prices are listed on Schedule B: 1) the price which Baxter will pay Supplier for the Best Value Product (the "Initial Invoice Price"); and 2) the lowest price for resale by Baxter of the Best Value Product for which Supplier will guaranty Baxter a gross margin of 10% (the "Floor Price" ) when sold to an Acute Care Hospital. Under Section 5.d hereof, the Floor Price of a given Best Value Product may be adjusted. Schedule B(1) consists of the Supplier's Operating Room products. While not considered "Best Value Products", these products will be priced such that Baxter will receive a gross margin of 7% in the aggregate in a similar manner as described in Section 5b-5g on sales to Acute Care Hospitals.

         c. If, because of market conditions or otherwise, Baxter in its sole discretion sells a Best Value Product to an Acute Care Hospital customer at a price which, absent a rebate from Supplier, -- would yield to Baxter less than a 10% margin, but which is above the Floor Price for that Best Value Product, then, for such sales, Supplier will rebate to Baxter an amount equal to: 1) the difference between the Initial Invoice Price and the price at which the Best Value Product was sold by Baxter; plus 2) 10% of the price at which the Best Value
                  Product was sold by Baxter to the customer. If, because of market conditions or otherwise, Baxter in its sole discretion, and without prior approval from Supplier, sells a Best Value Product to a customer at a price which is below the Floor Price for that Best Value Product, then no rebate will be made under this Section 5.c by Supplier to Baxter for such sales.

                  For example, assume a Best Value Product has an Initial Invoice Price of $1. 35 and a Floor Price of 90(cent) . If the Best Value Product is sold by Baxter to a customer for $1. 50, Baxter would realize a 10% margin and no rebate would be due to Baxter under Section 5.c . ($1.50 - $1.35 = 15(cent); 15(cent) / 1.50 = 10%). However, if the same Best Value Product is sold by Baxter to a customer for 95(cent), Supplier would rebate to Baxter: 1) the Initial Invoice Price minus the price at which the Best Value Product was sold by Baxter ($1.35 - 95(cent) = 40(cent)); plus 2) 10% of the price at which the Best Value Product was sold by Baxter to the customer (95(cent) x 10% = 9.5(cent) (40(cent) + 9.5(cent) =
                  49.5(cent)) . If the same Best Value Product is sold (without prior approval from Supplier) by Baxter to a customer for 85(cent) (below the Floor Price of 90(cent)), then no rebate would be due from Supplier to Baxter.

                  It is also agreed that buying groups asking NDM to quote on a manufactures net pricing basis will be handled on a case by case basis between Baxter and NDM.

         d. At Baxter's option, because of market conditions or otherwise, Baxter may petition Supplier for a customer specific adjustment to the Floor Price of a given Best Value Product. Supplier may in its discretion adjust such floor price and shall respond in writing to such petitions within ten (10) business days.

         e. On the 15th day of each month, Baxter will provide Supplier with a report for the preceding month showing sales of Best Value Products (and Schedule B1 Products) made during that month to Acute Care Hospitals at prices which, absent a rebate from supplier, would yield to Baxter less than a 10% margin (7% on Schedule B1 Products) and a calculation of the price rebate due Baxter. Baxter may deduct non-disputed rebates owed from amounts due Supplier.

         f. Schedule C sets forth regional sales targets for Best Value Products for each Baxter region for each calendar quarter of 1995 and 1996. At the end of each quarter, the total sales of Best Value Products will be calculated for each region. For each region that has exceeded its sales target, Supplier will refund two percent (2%) of the excess over the target net of rebates. Refunds under this Section 5.f shall be paid 30 days after the end of each calendar quarter for the calendar quarter just ended. Baxter may deduct such non-disputed amounts owed from amounts due Supplier.

         g. For Contracts-In-Place, or actual pricing in place (purchase order) in addition to payment of the Initial Invoice Price, Baxter will make a payment to Supplier or Supplier will make a payment to Baxter so that the gross margin to Baxter for the Best Value Products sold under the Contracts in Place to Acute Care Hospitals is equal to ten percent (10%). "Contracts in Place" are defined as:

                   i. Contracts or purchase orders in place as of January 1, 1995 between Baxter and Acute Care Hospital customers to sell Best Value Products; and

                  ii.      Renewals after January 1, 1995 of contracts listed in
                           Section 5.g.i, above.

         SECTION 6.  CHOICE PLAN AGREEMENTS

         Supplier may, at its option, enter into "Choice Plan Agreements directly with the customers to which Baxter distributes Products under this Agreement. Under such Choice Plan Agreements with customers, Supplier may provide customers with capital equipment that is used in conjunction with some of the Products listed on Schedules A and B hereto. For a customer with whom Supplier has entered into a Choice Plan Agreement, Supplier may request that Baxter invoice the customer for and pay to Supplier amounts that compensate Supplier for supplying the customer with capital equipment under the Choice Plan Agreement. The procedure for Baxter's participation in such invoicing and payment shall be agreed to in writing by Supplier and Baxter on a customer-by-customer basis.

         SECTION 7.        PAYMENT TERMS

         Baxter shall pay for orders on terms of net forty-five (45) days.

         SECTION 8.         BAXTER'S DUTIES

         During the term of this Agreement, Baxter shall:

         a.       Include the Products in its computerized order entry system;

         b. Each month provide Supplier with a vendor trace sales report detailing all product sales made during the previous month including individual customer prices. Additionally, the sales detail will provide buying group affiliation for each individual customer, such affiliation to be the buying group selection by the customer for Baxter invoicing purposes;

         c.       Include the Best Value  Products  in the list of products  for
                  which   Baxter   pays    commissions   to   its   Distribution
                  Representatives;

         d. Advertise and promote the Products by such methods which in Baxter's judgment are best suited for the sale of such Products; and

         e. Provide Supplier with reports and forecasts of Baxter's need for Products. Until December 31, 1995, such reports shall include quarterly forecasts for demand of Products and a monthly inventory of the Products held by Baxter. After December 31, 1995, Baxter will provide Supplier with the 852 EDI transaction of daily inventory balances.

         f. After reasonable written notice to Baxter, Supplier shall have the right to inspect Baxter's books and records at reasonable times to confirm Baxter's compliance with and the accuracy of reports and claims under Sections 5c, 5e, 5f, 5g, and compliance with Sections 8a-c.

         SECTION 9.  SUPPLIER'S DUTIES

         Supplier shall:

         a. Ship promptly Baxter's orders for Products. All Products will be shipped F.O.B. NDM's Dock, Dayton, Ohio;

         b.       Package and label the Products;

         c.       Provide  to  Baxter's  designated   personnel,   at  no  cost,
                  instruction and training in the use of the Products at such times and places as the parties may agree;

         d. Furnish Baxter, at no cost, reasonable quantities of Supplier's sales literature, customer instruction manuals and service manuals relating to the Products and furnish Baxter, upon written request and at no cost, suitable copy and camera ready art work for use by Baxter in advertising and cataloging it being recognized, however, that Supplier maintains and reserves its copyrights to any such materials supplied to Baxter and any such materials developed by Baxter under this agreement;

         e. Provide Baxter, at no cost, reasonable quantities of sample Products for the purpose of evaluating the Products;

         f. Provide Baxter with or on the Product packages complete instructions for assembly and use (including line diagrams or pictures as needed);

         g. Provide Baxter copies of all written complaints received from Baxter's customers; and

         h. Maintain a finished goods inventory of Products sufficient to meet Baxter's forecasted demand as initially determined by Supplier and Baxter and as revised by them from time to time.

         SECTION 10.  PRODUCT WARRANTIES

         Supplier warrants (1) for a period of one year from the date of each shipment that all Products shipped are free from defects in workmanship and materials, are as described in Schedules A and B, are fit for their intended purposes, and meet Supplier's specifications (or conform to any samples provided to Baxter), and (2) that the Products are, as of the date of delivery to Baxter hereunder, in compliance with all applicable federal, state and local laws, ordinances, regulations, and rules. THE WARRANTIES SET FORTH IN THIS SECTION 10(b) ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY SUPPLIER, INCLUDING WITH OUT LIMITATION ANY WARRANTY OR MERCHANTABILITY. Supplier shall have no obligation under this warranty if:

         (  i)    repair or  replacement of the Products is required as a result of normal wear and tear or necessitated in whole or in part by catastrophe or causes external to the Products;

         ( ii)    the Products have been altered or modified after delivery; or

         (iii) the Products have not been properly used or maintained in accordance with the applicable operating instructions supplied with the Products.

         Furthermore, Supplier shall not be liable for any incidental or consequential damages for any breach of this warranty.

         SECTION 11.  PRODUCT LIABILITY

         a. Indemnification. Supplier shall indemnify and hold harmless Baxter against all claims, liabilities, losses and expenses (including attorneys' fees) arising out of the use of any Product or allegedly caused by any Product, except to the extent such personal injury, death or property damage arose from any negligence of Baxter in the handling of the Product or any misrepresentation by Baxter concerning the Product's characteristics, performance or proper manner of usage; provided that Baxter gives Supplier prompt notice in writing of any such product liability claim and permits Supplier through Supplier's counsel to defend the same and gives Supplier all reasonably available information, assistance and authority to enable Supplier to assume such defense. Supplier shall have control of the defense of any such suit, including appeals from any judgment therein and any negotiations for the settlement or compromise thereof with full authority to enter into a binding settlement or compromise unless such action would impose cost or any other obligation on Baxter.

         b. Insurance. Supplier shall take out and maintain general comprehensive liability insurance covering each occurrence of bodily injury and property damage in an amount of not less than Three Million Dollars ($3,000,000) combined single limit with endorsements for (i) products and completed operations,
                  (ii) blanket contractual liability (deleting any exclusion for products and completed operations liability), and (iii) broad form vendor's liability. Supplier will promptly furnish to Baxter a certificate of insurance issued by the carrier evidencing the foregoing endorsements, coverages and limits, and stating that such insurance shall not be cancelable without at least thirty (30) days prior written notice to Baxter.

         SECTION 12.  REGULATORY MATTERS

         a. Continuing Guaranty. Supplier warrants and guarantees that all Products shall be in compliance with all federal, state and local laws, ordinances, regulations, and rules. Supplier agrees to execute and comply with the provision of the Baxter Continuing Guaranty, a copy of which is attached hereto as Schedule D, the terms and conditions of which are made a part hereof to the extent consistent with the terms set out in the body of this Agreement.

         b. Product Recall. In the event Supplier recalls any of the Products sold or distributed by Baxter because the Products are believed to violate any provisions of applicable law, Supplier shall bear all costs and expenses of such recall, including, without limitation, expenses or obligations to third parties, the cost of notifying customers and costs associated with the shipment of recalled Product from customers to Baxter or Supplier. Baxter shall maintain complete and accurate records for such periods as may be required by applicable law, of all the Products sold by it. The parties will cooperate fully with each other in effecting any recall of the Products, including communications with any purchasers or users.

         c. Customer Complaint Reporting. Supplier and Baxter to the extent it is required by law shall be responsible for notifying the appropriate federal, state and local authorities of any customer complaints or other occurrences regarding the Products which are required to be so reported. However, in all events, Baxter promptly shall provide Supplier with any information it receives regarding such complaints or occurrences.

         d. Access. Supplier agrees to permit a duly authorized representative of Baxter to enter and inspect, during normal business hours, the establishments in which any of the Products are manufactured, packaged, labeled or held in order to determine whether said Products are being manufactured, packaged, labeled or held in conformity with the terms of this Agreement, and further agrees to provide Baxter with such documents as it may reasonably require to determine whether the Products are being manufactured, packaged, labeled or held in accordance with the provisions of this Agreement.

         SECTION 13.  PATENTS AND TRADEMARKS

         a. Supplier hereby grants to Baxter a non-exclusive, non-transferable and royalty-free right and license to use the Supplier trademarks specified in Schedule E attached hereto, as such Schedule may be modified from to time during the term of this Agreement, in connection with the distribution, promotion, advertising and maintenance of the Products for so long as such trademarks are used by Baxter in accordance with Supplier's standards, specifications and instructions, but in no event beyond the term of this Agreement. Baxter shall utilize such Supplier trademarks with respect to all of its activities in connection with the distribution, promotion or advertising of the Products. Baxter shall afford Supplier reasonable opportunities during the term hereof to inspect and monitor the activities of Baxter in order to ensure Baxter's use of the trademarks in accordance with Supplier's standards and instructions. Baxter shall acquire no right, title or interest in such Supplier trademarks other than the foregoing limited license, and Baxter shall not use any Supplier trademarks as part of Baxter's corporate or trade name or permit any third party to do so without the prior written consent of Supplier.

         b. Supplier shall use its best efforts to register the Supplier trademarks specified in Schedule E, as such Schedule may be modified during the term of this Agreement, in such jurisdictions in which Supplier determines that registration is necessary or useful to the successful distribution of the Products. In addition, in the event Supplier believes that it is advisable to effect any filing or obtain any governmental approval or sanction for the use by Baxter of any of Supplier's trademarks pursuant to this Agreement, the parties shall fully cooperate in order to do so. All expenses relating to the registration of Supplier's trademarks, as well as the making of any filing or obtaining governmental approval for the use by Baxter or Supplier's trademarks, shall be borne by Supplier.

         c. Baxter shall promptly notify Supplier of any use by any third party of Supplier's trademarks or any use by such third parties of similar marks which may constitute and infringement or passing off of Supplier's trademarks. Supplier reserves the right, in its sole discretion, to institute any proceedings against such third party infringers and Baxter shall refrain from doing so. Baxter agrees to cooperate fully with Supplier in any action taken against such third parties, provided that all expenses of such action shall be borne by Supplier and all damages which may be awarded or agreed upon in settlement of such action shall accrue to Supplier.

         d. Baxter acknowledges Supplier's proprietary rights in and to the Supplier trademarks and any trade names regularly applied by Supplier to the Products, and Baxter hereby waives in favor of Supplier all rights to any trademarks, trade names and logotypes now or hereafter originated by Supplier that do not infringe on existing trademarks, trade names and logotypes. Baxter shall not adopt, use or register any words, phrases or symbols which are identical, or confusingly similar, to any of the Supplier trademarks in any manner. In addition, Baxter hereby empowers Supplier and agrees to assist Supplier, if requested, to cancel, revoke or withdraw any governmental registration or authorization permitting Baxter to use Supplier trademarks.

         e. Supplier shall, at its own expense, defend any suit instituted against Baxter which is based on an allegation that the use by Baxter of any Supplier trademark as provided in this Section 13 constitutes an infringement of any trademark of any third party and shall indemnify Baxter against any award of damage or costs made against Baxter by a final judgment of a court of last resort if it is determined therein that any such Supplier trademark constitutes an infringement of any third party trademark, or any settlement of such claim, provided that Baxter gives Supplier prompt notice in writing of any notice of claims of infringement and permits Supplier through Supplier's counsel to defend the same and gives Supplier all reasonably available information, assistance and authority to enable Supplier to assume such defense. Supplier shall have control of the defense of any such suit, including appeals from any judgment therein and any negotiations for the settlement or compromise thereof with full authority to enter in a binding settlement or compromise so long as such settlement or compromise imposes no cost to Baxter. In the event that the use by Baxter of any Supplier trademark as provided hereunder is held to infringe and its use is enjoined, Supplier, shall, at its option and expense, replace or modify such Supplier trademark so that it no longer infringes.

         f. Notwithstanding the provisions of Section 13.e hereof, Supplier shall have no liability whatsoever to Baxter with respect to any trademark infringement claim thereof which is based upon or arises out of: (i) the use by Baxter of any Supplier trademark in combination with any other trademark or trade name, if such combination causes or contributes to the infringement, (ii) the use by Baxter of any Supplier trademark in a manner for which it was neither designed nor contemplated, or (iii) use inconsistent with Supplier's trademark by Baxter or any third party which causes such trademark to become infringing. Section 13.e hereof states the entire liability of Supplier for or arising out of any trademark infringement or claim thereof with respect to the Supplier trademarks licensed to Baxter under this Agreement.

         g. Supplier shall, at its own expense, defend any suit instituted against Baxter which is based on an allegation that any product sold to Baxter hereunder constitutes an infringement of any United States patent and shall indemnify Baxter against any award of damage and costs made against Baxter by a final judgment of court of last resort if it is determined therein that any such product constitutes an infringement of any
                  United States patent, provided that Baxter gives Supplier immediate notice in writing of any notice of claims of infringement and permits Supplier through Supplier's counsel to defend the same and gives Supplier all available information, assistance and authority to enable Supplier to assume such defense. Supplier shall have control of the defense of any such suit, including appeals from any judgment therein and any negotiations for the settlement or compromise thereof with full authority to enter into a binding settlement or compromise so long as such settlement or compromise imposes no cost or any other obligation on Baxter. In the event that any Product is held to infringe and its sale or use is enjoined, Supplier shall, at its option and expense, (i) obtain for Baxter the right to continue providing such Product consistent with the terms of this Agreement, (ii) replace or modify such Product so that it no longer infringes but has the same features and functions, or (iii) grant Baxter a credit for such Product upon its return to Supplier, allowing for reasonable use and obsolescence.

         h. Notwithstanding the provisions of Section 13.g hereof, Supplier shall have no liability whatsoever to Baxter with respect to any patent infringement claim thereof which is based upon or arises out of (i) the use of any Product in combination with any other product not supplied by Supplier, if such combination causes or contributed to the infringement,
                  (ii)  the use of any  Product  in a  manner  for  which it was neither designed nor contemplated, or (iii) any modification of any Product by Baxter or any third party which causes the Product to become infringing. Section 13.g hereof states the entire liability of Supplier for or arising out of any patent infringement or claim thereof with respect to Products furnished to Baxter under this Agreement.

         i. Supplier shall, at its own expense, defend any suit instituted against Baxter which is based on an allegation that any product sold to Baxter hereunder constitutes an misappropriation of any trade secret or other intellectual property and shall indemnify Baxter against any award of damage and costs made against Baxter by a final judgment of court of last resort if it is determined therein that any such product constitutes a misappropriation of any trade secret or other intellectual property, provided that Baxter gives Supplier immediate notice in writing of any notice of claims of misappropriation and permits Supplier through Supplier's counsel to defend the same and gives Supplier all available information, assistance and authority to enable Supplier to assume such defense. Supplier shall have control of the defense of any such suit, including appeals from any judgment therein and any negotiations for the settlement or compromise thereof with full authority to enter into a binding settlement or compromise so long as such settlement or compromise imposes no cost or other obligation on Baxter.

         SECTION 14.  RETURNS

         a. Subject to the limitations of Section 11 hereof, Baxter may return defective or out-of-specification Products within one year of delivery to Baxter's customers. such returns may be made once each calendar quarter. Supplier will replace such products with conforming Products.

         b. Should a Product become Excess or No Move despite Baxter's good faith efforts to sell inventory, the Supplier agrees to allow Baxter to return Product, at Baxter's freight expense, with no restocking charge; provided that any Excess or No Move inventory must be returned to Supplier within one (1) year of shipment to Baxter and must be free of damage, except any manufacturing defect warranted by Supplier under Section 11. For purposes of this Agreement, "Excess" inventory shall be defined as stock on hand above a one-year supply as determined by comparing system-wide on-hand quantity to a rolling calculation of annualized demand quantity. "No Move" inventory is defined as all stock on-hand for an item which has not experienced any demand in the past four (4) months.

         SECTION 15.  TERMINATION

         Either party may terminate this Agreement for any material breach by the other party, if thirty (30) days after written notice containing details of the breach, the breach remains uncured. Either party may terminate this Agreement effective immediately with written notice if the other party shall file for bankruptcy, shall be adjudicated bankrupt, shall take advantage of applicable insolvency laws, shall make an assignment for the benefit of creditors, shall be dissolved or shall have a receiver appointed for its property. The indemnities provided in Sections l2.a, 14.e, 14.g, 14.h and 14.i shall survive the termination of this Agreement.

         SECTION 16.  PROCEDURES ON TERMINATION

         On the termination of this Agreement, for whatever reason, Supplier shall continue to honor Baxter's orders for Products prior to the effective date of termination.

         SECTION 17.  FORCE MAJEURE

         Except for the payment of money, the obligations of either party to perform under this Agreement shall be excused during each period of delay caused by matters such as strikes, shortages or raw material, government orders or acts of God, which are reasonably beyond the control of the party obligated to perform.

         SECTION 18.  MISCELLANEOUS

         a. Notices. All notices required or permitted shall be in writing and shall be deemed given when delivered personally, by telefax, telex, or telegram, or if sent, three (3) business days after being mailed by registered or certified mail, postage prepaid, or by such other method (including air courier) which provides for a signed receipt upon delivery, addressed as follows, or to such other person or address as may be designated by notice to the other party;

If to Baxter                                If to Supplier

Distribution Division                       New Dimensions In Medicine, Inc.
1450 Waukegan Road                          3040 East River Road
McGaw Park, Illinois 60085                  Dayton, Ohio 45439
Attn.: Vice President, General Mgr.         Attn:  President

         b. Entire Agreement; Continuity of Claims Under Prior Agreement. As of the date hereof, this Agreement is the entire agreement between the parties hereto, there being no prior written or oral promises or representations not incorporated herein.

                  HOWEVER, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED TO RELEASE ANY CLAIMS, DEMANDS, CAUSES OF ACTION, OBLIGATIONS OR LIABILITIES FOR DAMAGES ARISING OUT OF THE PERFORMANCE OR NONPERFORMANCE OF THE RESPECTIVE RESPONSIBILITIES AND OBLIGATIONS OF BAXTER AND SUPPLIER UNDER THE AMENDED DISTRIBUTION AGREEMENT DURING THE PERIOD FROM JANUARY 1, 1992 THROUGH DECEMBER 31, 1994.

         c. Applicable Law. This Agreement shall be governed by the laws of the State of Illinois, applicable to contracts made and to be performed in that state.

         d. Amendments. No amendment or modification of the terms of this Agreement shall be binding on either party unless reduced to writing and signed by an authorized officer of the party to be bound.

         e. Existing Obligations. Supplier and Baxter represent and warrant that the terms of this Agreement do not violate any existing obligations or contracts of Supplier and Baxter. Supplier and Baxter shall defend, indemnify and hold harmless each other from and against any and all claims, demands, actions or causes of action which are hereafter made or brought against Supplier and Baxter and which allege any such violations.

         SECTION 19.  ASSIGNMENT

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall be assignable by either party to an affiliated or successor corporation if such corporation agrees to be bound hereby, provided that if assigned by Baxter to an affiliate, such affiliate shall be Baxter's principal distributor of hospital supplies. This Agreement shall not otherwise be assignable by either party without the other's written consent.

         SECTION 20.  CONFIDENTIALITY

         a. "Confidential Information" shall mean all information, other than information in published form or expressly designated by the disclosing party as non-confidential, which is directly or indirectly disclosed to either party hereunder or embodied in the Products provided hereunder, regardless of the form in which it is disclosed, relating in any way to the markets, customers, products, patents, inventions, procedures, methods, designs, strategies, plans, assets, liabilities, costs, revenues, profits, organization, employees, agents, distributors or business in general of the disclosing party.

         b. Baxter and Supplier acknowledge and agree that all Confidential Information is confidential and proprietary to the disclosing party. Baxter and Supplier agree not to use any of such Confidential Information for the term of this Agreement and for a period of four (4) years from the termination of this Agreement (the "Non-disclosure Period") for any purpose other than as permitted or required for performance hereunder. Baxter and Supplier further agree not to disclose or provide any of such Confidential Information to any third party and to take all necessary measures to prevent any such disclosure by their employees, agents, contractors or consultants during the Non-disclosure Period.

         c.       Nothing   herein  shall  prevent   either  party  from  using,
                  disclosing or authorizing the disclosure of any information which is, or hereafter becomes, part of the public domain.

         d. At the disclosing party's request, the recipient of any Confidential Information hereunder shall cooperate fully with the disclosing party in any and all legal actions taken by the disclosing party to protect its rights in its Confidential Information. The disclosing party shall bear all costs and expenses reasonably incurred by the recipient in the course of cooperating with the disclosing party in such legal action.

         SECTION 21.  COUNTERPARTS

         For convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes.

Baxter Healthcare Corporation               New Dimensions in Medicine Inc.

By:      ______________________________     By:      ___________________________
Title:   ______________________________     Title:   ___________________________
Date:    ______________________________     Date:    ___________________________
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